Exhibit 99.1

Financial Report July - September 2025 Stockholm, Sweden, October 17, 2025 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report July - September 2025

Q3 2025: Record 3rd quarter sales, operating income and EPS

Financial highlights Q3 2025

$2,706 million net sales

5.9% net sales increase

3.9% organic sales growth*

9.9% operating margin

10.0% adjusted operating margin*

$2.28 diluted EPS, 31% increase

$2.32 adjusted diluted EPS*, 26% increase

Full year 2025 guidance Around 3% organic sales growth Around 1% FX effect on net sales Around 10-10.5% adjusted operating margin Around $1.2 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the third quarter of 2025

•
Net sales increased organically* by 3.9%, which was 0.7pp lower than the global LVP increase of 4.6% (S&P Global Oct 2025). Regional and customer LVP mix is estimated to have negatively impacted sales by about 1pp, while tariff compensations added around 0.5pp. We outperformed in Asia ex. China and Americas and underperformed in China and Europe. Our organic sales growth* in China to Chinese OEMs was about 8pp higher than COEM LVP growth. We expect that our record number of new launches will continue to support our sales performance in China in the fourth quarter.
•
Profitability improved significantly, mainly due to organic sales growth, successful execution of cost reductions, and positive effects from supplier settlement and compensation. We estimate that the negative impact from U.S. tariffs was around 20bps on operating margin, as we managed to pass on most of the tariff costs to our customers. Operating income increased by 18% to $267 million and adjusted operating income* increased by 14% to $271 million. Operating margin was 9.9% and adjusted operating margin* was 10.0%. ROCE was 25.1% and adjusted ROCE* was 25.5%.
•
Operating cash flow increased by 46%, reflecting improved profit and working capital. Capital expenditure, net, was significantly reduced, and free operating cash flow* increased substantially. The leverage ratio* of 1.3x is below our target limit of 1.5x. In the quarter, a dividend of $0.85 per share (21% increase from Q2 ‘25) was paid and 0.84 million shares were repurchased and retired.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q3 2025	Q3 2024	Change	9M 2025	9M 2024	Change
Net sales	$2,706	$2,555	5.9%	$7,998	$7,774	2.9%
Operating income	267	226	18%	769	626	23%
Adjusted operating income1)	271	237	14%	777	657	18%
Operating margin	9.9%	8.9%	1.0pp	9.6%	8.1%	1.6pp
Adjusted operating margin1)	10.0%	9.3%	0.7pp	9.7%	8.5%	1.3pp
Earnings per share - diluted	2.28	1.74	31%	6.59	4.98	32%
Adjusted earnings per share - diluted1)	2.32	1.84	26%	6.67	5.30	26%
Operating cash flow	258	177	46%	613	639	(4.1)%
Return on capital employed2)	25.1%	22.9%	2.2pp	24.9%	21.2%	3.8pp
Adjusted return on capital employed1,2)	25.5%	23.9%	1.6pp	25.2%	22.1%	3.0pp

1) Excluding effects from capacity alignments and antitrust related matters. Non-U.S. GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

I am pleased to, once again, report a record breaking quarter. This quarter is the best third quarter so far, for sales, operating income and EPS. The performance was driven by better than expected sales, especially in Americas and Europe, and successful actions to reduce costs and achieve tariff compensation. I am pleased that we had a solid outperformance with the research institution setting standards in China’s automotive sector, to jointly advance automotive safety standards and innovation. Furthermore, we recently announced our plans to form a joint venture with HSAE, a leading Chinese automotive electronics developer, to develop and manufacture advanced safety electronics to increase vertical integration of our current product portfolio.

We recovered around 75% of tariff costs in the third quarter, and expect to recover most of what remains in Q4. We continue to closely monitor the situation, and remain adaptive and agile.

Our focus on operational efficiency, commercial excellence and our cost reduction programs continue to yield results. In the quarter, sales grew organically by 4%, gross profit by 14%, operating income by 18% and EPS by 31%. Supported by strong balance sheet control, operating cash flow increased by 46%, and with a lower capex, net, free cash flow improved substantially. As a result, we kept our leverage ratio at 1.3x, despite increasing the dividend by 21% and repurchasing shares for $100 million in the quarter.

We remain confident in achieving our full year guidance of an adjusted operating margin of around 10-10.5%, currently expecting to come in at the midpoint of the range.

domestic Chinese OEMs. The ramp-up of certain models started slower than expected, but improved gradually during the quarter. We expect increased outperformance in China in Q4.

Driven by increased penetration of automotive safety, our high growth in India continued, accounting for around one third of our global organic growth in the third quarter.

We invest for continued success in China. We started building a second R&D Center in China to support our growing business with Chinese OEMs both in China and globally. In addition, in October we signed a strategic agreement with CATARC, the leading

Financial Report July - September 2025

Full year 2025 guidance

In addition to the assumptions and our business and market update noted below, our full year 2025 guidance is based on our customer call-offs, as well as the achievement of our targeted cost compensation adjustments with our customers, including for the new tariffs, no further material changes to tariffs or trade restrictions, as compared to what is in effect as of October 15, 2025, as well as no significant changes in the macro-economic environment, changes to customer call-off volatility or significant supply chain disruptions.

Full year 2025 Guidance
Organic sales growth	Around 3%
Adjusted operating margin1)	Around 10-10.5%
Operating cash flow2)	Around $1.2 billion
Capex, net, % of sales	Around 4.5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual items.

Full year 2025 Assumptions
LVP growth	Around 1.5%
FX impact on net sales	Around 1%
Tax rate3)	Around 28%
3) Excluding unusual tax items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, October 17, 2025. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report July - September 2025

Business and market condition update

Supply Chain

In the third quarter of 2025, global LVP increased by 4.6% year-over-year (according to S&P Global Oct 2025). Call-off volatility improved slightly compared to a year earlier, although it remains higher than pre-pandemic levels. Low customer demand visibility and changes to customer call-offs with short notice, although they improved, continued to have some negative impact on our production efficiency and profitability. We expect call-off volatility for the full year 2025 on average to be slightly lower than it was in 2024 but still remain higher than pre-pandemic levels. However, the continued uncertainty regarding future changes in tariffs and trade restrictions may lead to a more negative call-off volatility environment.

Inflation

In the third quarter, cost pressure from labor and other items impacted our profitability negatively, although to a lesser degree than in the third quarter of 2024. Most of the inflationary cost pressure was offset by price increases and other customer compensations in the quarter. Raw material price changes did not have a meaningful impact on our profitability during the quarter. The continued uncertainty regarding the effects of tariffs and trade restrictions may lead to a more adverse inflation environment. We continue to execute on productivity and cost reduction initiatives to offset these cost pressures.

Geopolitical risks and tariffs

The effects from the new tariffs imposed in the first nine months of the year did not have a material impact on our profitability in the third quarter, as we achieved customer compensations for most tariff costs. It is our ambition and expectation that we will continue to pass on tariff costs to our customers, although there is significant uncertainty. We recovered around 75% of the tariffs in the third quarter, and we expect to recover most of what remains later in the year. The impact of the tariffs not yet recovered on our operating income was around $5 million negative in the quarter. Including the dilutive effect of tariffs recovered, operating margin was negatively impacted by around 20bps. For the full year 2025, we expect the tariff dilution on our operating margin to be around 20 bps. Geopolitical uncertainties will continue to create a challenging operating environment. Any new, increased or changed tariffs or other related trade restrictions imposed during the remainder of 2025 may impact our operations and contribute to the uncertainty of industry expectations. We continue to closely monitor the tariff policy environment and are prepared to remain agile in responding to any such developments.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, July and October 2025. All rights reserved.

Financial Report July - September 2025

Key Performance Trends

Net Sales Development by region	Operating and adjusted* operating income and margins

USD Bn
12
11
10
9
8
7
6
5
4
3
2
1
0
Americas
Europe
China
Asia, ex China
Autoliv
FY'21
FY'22
FY'23
FY'24
LTM Q3'25

1,200
1,000
800
600
400
200
0
USD M
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'21
FY'22
FY'23
FY'24
LTM Q3'25
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex, net and D&A	Operating cash flow

650
600
550
500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'21
FY'22
FY'23
FY'24
LTM Q3'25
Capex, net
Capex, net % of sales
D&A % of sales

Return on Capital Employed	Cash Conversion*

30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'21
FY'22
FY'23
FY'24
LTM Q3'25
Return on Capital Employed

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net, defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment.

D&A: Depreciation and Amortization.

Cash conversion*: Free operating cash flow* in relation to net income. Free operating cash flow defined as operating cash flow less capital expenditure, net.

Financial Report July - September 2025

Consolidated sales development

Third quarter 2025

Consolidated sales	Third quarter		Reported change	Currency	Organic
(Dollars in millions)	2025	2024	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,830	$1,736	5.4%	1.8%	3.6%
Seatbelt Products and Other2)	875	819	6.9%	2.4%	4.5%
Total	$2,706	$2,555	5.9%	2.0%	3.9%

Americas	$897	$851	5.3%	0.6%	4.7%
Europe	745	700	6.4%	6.3%	0.1%
China	526	495	6.3%	0.1%	6.2%
Asia excl. China	538	508	5.8%	0.3%	5.5%
Total	$2,706	$2,555	5.9%	2.0%	3.9%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 3.6% in the quarter. The largest contributors to the increase was inflatable curtains, side airbags, driver airbags and center airbags, followed by smaller increases for passenger airbags and knee airbags. This was partly offset by a decline for steering wheels.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 4.5% in the quarter. Sales increased organically in all regions, led by strong growth in Europe and Americas followed by China and Asia excluding China.

Sales by region

Our global organic sales* increased by 3.9% compared to the global LVP increase of 4.6% (according to S&P Global, October 2025). The relative performance was positively impacted by product launches and tariff compensations. This was more than offset by negative effects from the regional and model LVP mix development, which we estimate contributed to about 1pp underperformance. This was particularly accentuated in China. Our organic sales growth* underperformed LVP growth by 3.5pp in China and by 1.2pp in Europe while we outperformed by 4.2pp in Asia excluding China and by 0.5pp in Americas.

LVP growth in China was driven by domestic OEMs with typically lower safety content. LVP for global OEMs was unchanged while it increased by 15% for domestic OEMs. Autoliv's sales growth with domestic OEMs grew by 23% while our sales with global OEMs decreased by 5%. Our sales performance relative to LVP in China in the quarter is a significant improvement over recent quarters.

We expect that our strong order intake with domestic OEMs and a record high number of new launches will further improve our relative sales performance in China in the fourth quarter of 2025.

Q3 2025 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	4.7%	0.1%	6.2%	5.5%	3.9%
Main growth drivers	Stellantis, Toyota, Ford	VW, Stellantis, BMW	Chery, Great Wall, GM	Suzuki, Hyundai, Toyota	Stellantis, Suzuki, Toyota
Main decline drivers	GM, VW, Mazda	JLR, Hyundai, EV OEM	EV OEM, Mercedes, EV COEM	Mitsubishi, Nissan, Honda	Mercedes, EV OEM, GM

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q3 2025	Americas	Europe	China	Asia excl. China	Global
LVP (Oct 2025)	4.2%	1.3%	9.7%	1.3%	4.6%
LVP (Jul 2025)	1.9%	(0.9)%	0.0%	1.4%	0.2%

Financial Report July - September 2025

Consolidated sales development

First nine months 2025

Consolidated sales	First nine months		Reported change	Currency	Organic
(Dollars in millions)	2025	2024	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$5,395	$5,264	2.5%	(0.3)%	2.8%
Seatbelt Products and Other2)	2,603	2,511	3.7%	(0.2)%	3.9%
Total	$7,998	$7,774	2.9%	(0.3)%	3.1%

Americas	$2,639	$2,637	0.1%	(3.3)%	3.4%
Europe	2,337	2,231	4.7%	2.9%	1.8%
China	1,450	1,423	1.9%	(0.3)%	2.2%
Asia excl. China	1,572	1,483	6.0%	0.3%	5.7%
Total	$7,998	$7,774	2.9%	(0.3)%	3.1%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 2.8% in the period. The largest contributor to the increase was inflatable curtains and side airbags, followed by center airbags, steering wheels and driver airbags. This was partly offset by declines for knee airbags while sales of passenger airbags were close to unchanged.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 3.9% in the period. Sales growth was mainly driven by Americas and Asia excluding China followed by Europe and China.

Sales by region

Our global organic sales* increased by 3.1% compared to the global LVP increase of 3.9% (according to S&P Global, October 2025). The relative performance was positively impacted by product launches and tariff compensations. This was more than offset by negative effects from the regional and model LVP mix development, which we estimate contributed to about 3pp underperformance. This was particularly accentuated in China. Our organic sales growth outperformed LVP growth by 3.5pp in Americas, by 3.4pp in Europe and by 3.0pp in Asia excluding China, while we underperformed by 9.3pp in China.

LVP growth in China in the first nine months was driven by domestic OEMs with typically lower safety content. LVP for global OEMs declined by 2.3% while it increased by 20% for domestic OEMs. Autoliv's sales to domestic OEMs increased by 16% in the first nine months of 2025 while it decreased by 5.7% to global OEMs in China. We expect that our strong order intake with domestic OEMs and a record number of new launches will improve Autoliv's sales performance in China in the fourth quarter of 2025.

9M 2025 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	3.4%	1.8%	2.2%	5.7%	3.1%
Main growth drivers	Toyota, Stellantis, Honda	VW, Stellantis, BMW	Chery, Great Wall, GM	Suzuki, Toyota, Subaru	Toyota, Stellantis, Suzuki
Main decline drivers	EV OEM, Hyundai, GM	EV OEM, Hyundai, JLR	EV OEM, Mercedes, Lixiang	Mitsubishi, Honda, GM	EV OEM, Mercedes, Hyundai

Light vehicle production development

First nine months 2025	Americas	Europe	China	Asia excl. China	Global
LVP (Oct 2025)	(0.1)%	(1.6)%	11.5%	2.7%	3.9%
LVP (Jan 2025)	(1.5)%	(4.3)%	4.0%	1.9%	0.4%

Financial Report July - September 2025

Key launches in the third quarter of 2025

Onvo L90

Kia PV5

New EV Customer SUV

Volvo XC70

New EV Customer SUV

Subaru Outback

Jeep Compass

Renault Clio

Geely Galaxy M9

Nissan Sentra

New EV

Honda N-ONE e

Driver/Passenger Airbags

Seatbelts

Side Airbags

Head/Inflatable Curtain Airbags

Steering Wheel

Knee Airbag

Front Center Airbag

Bag-in-Belt

Pyrotechnical Safety Switch

Pedestrian Airbag

Hood Lifter

Available as EV/PHEV

Financial Report July - September 2025

Financial development

Condensed Income Statement	Third quarter			First nine months
(Dollars in millions, except per share data)	2025	2024	Change	2025	2024	Change
Net sales	$2,706	$2,555	5.9%	$7,998	$7,774	2.9%
Cost of sales	(2,184)	(2,095)	4.2%	(6,496)	(6,398)	1.5%
Gross profit	522	459	14%	1,502	1,377	9.1%
S,G&A	(137)	(129)	6.2%	(427)	(399)	7.0%
R,D&E, net	(117)	(96)	23%	(319)	(325)	(1.6)%
Other income (expense), net	(1)	(9)	(91)%	13	(27)	n/a
Operating income	267	226	18%	769	626	23%
Adjusted operating income1)	271	237	14%	777	657	18%
Financial and non-operating items, net	(27)	(29)	(7.5)%	(76)	(73)	4.0%
Income before taxes	240	197	22%	693	554	25%
Income taxes	(65)	(58)	11%	(183)	(149)	23%
Net income	$175	$139	26%	$510	$404	26%

Earnings per share - diluted2)	$2.28	$1.74	31%	$6.59	$4.98	32%
Adjusted earnings per share - diluted1,2)	$2.32	$1.84	26%	$6.67	$5.30	26%

Gross margin	19.3%	18.0%	1.3pp	18.8%	17.7%	1.1pp
S,G&A, in relation to sales	(5.1)%	(5.0)%	(0.0)pp	(5.3)%	(5.1)%	(0.2)pp
R,D&E, net in relation to sales	(4.3)%	(3.7)%	(0.6)pp	(4.0)%	(4.2)%	0.2pp
Operating margin	9.9%	8.9%	1.0pp	9.6%	8.1%	1.6pp
Adjusted operating margin1)	10.0%	9.3%	0.7pp	9.7%	8.5%	1.3pp
Tax Rate	26.9%	29.6%	(2.6)pp	26.4%	27.0%	(0.6)pp

Other data
No. of shares at period-end in millions2)	76.0	78.8	(3.5)%	76.0	78.8	(3.5)%
Weighted average no. of shares in millions, basic2)	76.4	79.2	(3.6)%	77.0	80.7	(4.6)%
Weighted average no. of shares in millions, diluted2)	76.7	79.3	(3.4)%	77.3	80.9	(4.5)%
1) Non-U.S. GAAP measure, excluding effects from capacity alignments and antitrust related matters. See reconciliation table. 2) Net of treasury shares.

Third quarter 2025 development

Gross profit increased by $63 million, and gross margin increased by 1.3pp compared to the prior year. The drivers behind the gross profit improvement were mainly positive effects from higher sales and improved operational efficiency with lower costs for labor and waste and scrap. The gross profit improvement was also due to a Q3 2024 $14 million cost related to a supplier settlement and a Q3 2025 $15 million (unrelated) supplier compensation (of which around $13 million impacted gross profit) as well as lower material costs. This was partly offset by negative effects from recalls and warranty, depreciation and un-recovered tariff costs.

S,G&A costs increased by $8 million compared to the prior year, mainly due to higher costs for personnel. S,G&A costs in relation to sales increased from 5.0% to 5.1%.

R,D&E, net costs increased by $22 million compared to the prior year, mainly due to lower engineering income. R,D&E, net, in relation to sales increased from 3.7% to 4.3%.

Other income (expense), net was negative $1 million, compared to negative $9 million in the same period last year. The difference compared to last year is almost entirely due to lower restructuring costs.

Operating income increased by $41 million compared to the prior year, due to the higher gross profit and improvement in Other income (expense), net, partly offset by the higher costs for R,D&E, net, and S,G&A, as outlined above.

Adjusted operating income* increased by $34 million compared to the prior year, due to the higher gross profit, partly offset by the higher costs for R,D&E, net, and S,G&A, as outlined above.

Financial and non-operating items, net was negative $27 million compared to negative $29 million a year earlier. The improvement comes from $2 million in lower interest expense.

Income before taxes increased by $43 million compared to the prior year, mainly due to the higher operating income.

Tax rate decreased to 26.9% compared to 29.6% the prior year. Discrete tax items, net, had a favorable impact of 1.3pp in the third quarter of 2025, while discrete tax items, net had a favorable impact of 1.2pp in the corresponding quarter last year.

Earnings per share, diluted increased by $0.54 compared to the prior year. The main drivers were $0.36 from higher operating income, $0.09 from taxes, $0.08 from lower number of outstanding shares, diluted, and $0.02 from financial items.

Financial Report July - September 2025

First nine months 2025 development

Gross profit increased by $125 million, and gross margin increased by 1.1pp compared to the prior year. The drivers behind the gross profit improvement were mainly improved operational efficiency with lower costs for labor, logistics, premium freight and waste and scrap. We also had positive effects from the organic sales growth and lower material costs partly offset by negative effects from recall and warranty costs and un-recovered tariffs.

S,G&A costs increased by $28 million compared to the prior year, mainly due to increased personnel costs and credit loss reserves following generally higher default risk rate for the automotive industry. This was partly offset by lower costs for professional services. S,G&A costs in relation to sales increased from 5.1% to 5.3%.

R,D&E, net costs decreased by $5 million compared to the prior year, mainly due to $7 million from positive FX translation effects and $6 million from lower professional service costs partly offset by $8 million in lower engineering income. R,D&E, net, in relation to sales decreased from 4.2% to 4.0%.

Other income (expense), net was positive $13 million, compared to negative $27 million in the same period last year. The improvement compared to last year is due to lower restructuring costs and the recycled accumulated currency translation differences related to the divestment of our idled operations in Russia in Q1 2025.

Operating income increased by $143 million compared to the prior year, due to the higher gross profit, lower costs for R,D&E, net, and the improvement in Other income (expense), partly offset by higher costs for S,G&A, as outlined above.

Adjusted operating income* increased by $120 million compared to the prior year, due to the higher gross profit, lower costs for R,D&E, net, and the improvement in Other income (expense), partly offset by higher costs for S,G&A, as outlined above.

Financial and non-operating items, net, was negative $76 million compared to negative $73 million a year earlier. The increase was mainly due to lower interest income and higher non-operating items partly offset by lower interest expense.

Income before taxes increased by $140 million compared to the prior year, mainly due to the higher operating income.

Tax rate was 26.4% compared to 27.0% in the prior year. Discrete tax items, net, had a favorable impact of 1.8pp in the first nine months of 2025 compared to 2.8pp favorable impact in the same period last year.

Earnings per share, diluted increased by $1.61 compared to the prior year. The main drivers were $1.28 from higher operating income and $0.29 from lower number of outstanding shares, diluted, and $0.06 from taxes partly offset by $0.02 from financial items.

Financial Report July - September 2025

Selected Cash Flow and Balance Sheet Items

Selected Cash Flow items	Third quarter			First nine months
(Dollars in millions)	2025	2024	Change	2025	2024	Change
Net income	$175	$139	26%	$510	$404	26%
Depreciation and amortization	103	97	7.1%	299	289	3.5%
Other non-cash adjustments, net	32	10	221%	20	1	n/a
Changes in operating working capital	(53)	(68)	(22)%	(217)	(54)	300%
Operating cash flow	258	177	46%	613	639	(4.1)%
Capital expenditure, net1)	(106)	(145)	(27)%	(313)	(431)	(27)%
Free operating cash flow2)	$153	$32	378%	$300	$208	44%
Cash conversion3)	87%	23%	64pp	59%	52%	7pp
Shareholder returns
- Dividends paid	(65)	(54)	21%	(173)	(164)	5.3%
- Share repurchases	(100)	(130)	(23)%	(201)	(450)	(55)%
Cash dividend paid per share	$(0.85)	$(0.68)	25%	$(2.25)	$(2.04)	10%
Capital expenditures, net in relation to sales	3.9%	5.7%	(1.8)pp	3.9%	5.5%	(1.6)pp

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 3) Free operating cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Selected Balance Sheet items	Third quarter
(Dollars in millions)	2025	2024	Change
Trade working capital1)	$1,504	$1,307	15%
Trade working capital in relation to sales2)	13.9%	12.8%	1.1pp
- Receivables outstanding in relation to sales3)	21.8%	21.5%	0.3pp
- Inventory outstanding in relation to sales4)	9.6%	9.8%	(0.2)pp
- Payables outstanding in relation to sales5)	17.5%	18.4%	(1.0)pp
Cash & cash equivalents	225	415	(46)%
Gross Debt6)	2,027	2,210	(8.3)%
Net Debt7)	1,772	1,787	(0.8)%
Capital employed8)	4,331	4,085	6.0%
Return on capital employed9)	25.1%	22.9%	2.2pp
Total equity	2,559	2,298	11%
Return on total equity10)	27.9%	24.1%	3.8pp
Leverage ratio11)	1.3	1.4	(0.1)

1) Outstanding receivables and outstanding inventory less outstanding payables. Non-U.S. GAAP measure, see reconciliation table. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-U.S. GAAP measure, see reconciliation table. Annualized quarterly sales is calculated as the quarterly sales amount multiplied by four. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. See definitions of "Annualized operating income" in footnote to the reconciliation tables below. 10) Annualized net income relative to average total equity. See definitions of "Annualized net income" in footnote to the reconciliation tables below. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Third quarter 2025 development

Changes in operating working capital impacted operating cash flow by $53 million negative compared to an impact of $68 million negative in the prior year. The working capital increase in the quarter of $53 million was mainly a result of $78 million in negative effects from higher inventories impacted by higher sales and $9 million from income taxes, partly offset by $26 million from accounts payables and accrued expenses, and $8 million from receivables.

Operating cash flow increased by $81 million to $258 million compared to the prior year, mainly because of higher net income, more positive non-cash items and less unfavorable effects from changes in operating working capital, as outlined above.

Capital expenditure, net decreased by $40 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 3.9% versus 5.7% a year earlier. The lower level of capital expenditure, net is mainly related to the lower activity level of footprint optimization in Europe and Americas and less capacity expansion, especially in Asia.

Free operating cash flow* was positive $153 million compared to positive $32 million in the prior year. The increase was due to the higher operating cash flow and lower capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 87% in the quarter compared to 23% a year earlier. The increase occurred because free operating cash flow increased more than net income.

Financial Report July - September 2025

Trade working capital* increased by $197 million compared to the prior year, where the main drivers were $165 million in higher accounts receivables, $8 million in higher accounts payable and $40 million in higher inventories. The increase in trade working capital is mainly due to increased sales. In relation to sales, trade working capital increased from 12.8% to 13.9%.

Net debt* was $1,772 million as of September 30, 2025, which was $15 million lower than a year earlier, mainly due to that in the last twelve months, free operating cash flow was higher than dividends paid and share repurchases.

Total equity as of September 30, 2025, increased by $261 million compared to September 30, 2024. This was mainly due to net income of $754 million and $33 million in positive currency translation effects, partly offset by $306 million in share repurchases, including taxes and $228 million in dividend payments.

Leverage ratio*: On September 30, 2025, the Company had a leverage ratio of 1.3x compared to 1.4x on September 30, 2024, as the 12 months trailing adjusted EBITDA* increased by $148 million while net debt* per the policy increased by $5 million.

First nine months 2025 development

Operating cash flow decreased by $27 million to $613 million compared to the prior year, mainly because the increase in operating working capital was larger than the increase in net income.

Capital expenditure, net decreased by $118 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 3.9% versus 5.5% a year earlier. The lower level of capital expenditure, net is mainly related to the lower activity level of footprint optimization in Europe and Americas and less capacity expansion, especially in Asia.

Free operating cash flow* was positive $300 million compared to positive $208 million in the prior year. The increase was due to the lower capital expenditure, net, partly offset by the lower operating cash flow, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 59% for the period, compared to 52% in the prior year. The increase occurred because free operating cash flow growth was higher than net income growth.

Headcount

	Sep 30	Jun 30	Sep 30
	2025	2025	2024
Total headcount	65,200	65,100	67,200
Whereof: Direct headcount in manufacturing	47,900	48,000	49,800
Indirect headcount	17,300	17,100	17,400
Temporary personnel	9%	9%	9%

As of September 30, 2025, total headcount (Full Time Equivalent) decreased by around 2,000, or 3.0%, compared to a year earlier, despite that organic sales* increased by 3.9% and that we in-sourced about 250 FTEs (mainly in-directs). The indirect workforce decreased by around 100, or 0.5%, mainly reflecting our structural reduction initiatives, partly offset by the above mentioned in-sourcing. The direct workforce decreased by approximately 1,900, or 3.8%. The decrease was supported by an improvement in customer call-off accuracy which enabled us to accelerate operating efficiency improvements.

Compared to June 30, 2025, total headcount (Full Time Equivalent) increased by around 100, or 0.2%. Indirect headcount increased by around 200 (due to the in-sourced personnel mentioned previously), while direct headcount decreased by approximately 100.

Financial Report July - September 2025

Other Items

•
On October 14, 2025, Autoliv announced the signing of a strategic agreement with China Automotive Technology and Research Center Co (CATARC), the leading research institution setting standards in China’s automotive sector, to jointly advance automotive safety standards and innovation in China and beyond. The collaboration will span research and development, testing, certification, and standards alignment - providing technical support for the R&D and global expansion of Chinese automakers.
•
On October 9, 2025, Autoliv announced its intent to form a new joint venture with Hangsheng Electric Co., Ltd. (HSAE), a leading Chinese developer of automotive electronics. The joint venture will focus on developing and manufacturing advanced safety electronics for the rapidly evolving Chinese automotive market. The new joint venture will be located strategically near Shanghai and close to several existing Autoliv sites in China. The focus will be on products that include features such as Hands-On Detection (HOD), Pre-Pretensioner Mechatronic Integration (PPMI) and electronic applications for seatbelt systems and driver units.

•
On July 27, 2025, Autoliv China officially held the groundbreaking ceremony for its new R&D center in Wuhan, China. This initiative reflects Autoliv’s long-term commitment to the Chinese market and supports the global growth of Chinese OEMs. The center is scheduled to begin operations in Q3 2026 and will be equipped with state-of-the-art testing equipment and a digital R&D platform. It will play a critical role in advancing automotive safety technologies and enhancing Autoliv’s capabilities in delivering secure and reliable innovative mobility solutions to customers worldwide.
•
In Q3 2025, Autoliv repurchased and retired 0.84 million shares of common stock at an average price of $118.75 per share under the Autoliv 2029 stock repurchase program. Under this program, repurchases may be made from July 1, 2025 through December 31, 2029. The maximum value of aggregate repurchases under this program is $2.5 billion. Repurchases of stock may be made directly on the NYSE or indirectly through the repurchase of SDRs traded on the Stockholm Nasdaq.

Next Report Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2025 on Friday, January 30, 2026.	Footnotes *Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on October 17, 2025.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, March, July and October 2025. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report July - September 2025

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; geopolitical instability, including the ongoing war between Russia and Ukraine and the hostilities in the Middle East; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; including changes in trade policy and tariffs, our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; the conditions necessary to hit our financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report July - September 2025

Consolidated Statements of Income

	Third quarter		First nine months		Latest 12	Full Year
(Dollars in millions, except per share data, unaudited)	2025	2024	2025	2024	months	2024
Airbags, Steering Wheels and Other1)	$1,830	$1,736	$5,395	$5,264	$7,155	$7,023
Seatbelt products and Other1)	875	819	2,603	2,511	3,459	3,367
Total net sales	2,706	2,555	7,998	7,774	10,614	10,390

Cost of sales	(2,184)	(2,095)	(6,496)	(6,398)	(8,561)	(8,463)
Gross profit	522	459	1,502	1,377	2,052	1,927

Selling, general & administrative expenses	(137)	(129)	(427)	(399)	(558)	(530)
Research, development & engineering expenses, net	(117)	(96)	(319)	(325)	(393)	(398)
Other income (expense), net	(1)	(9)	13	(27)	21	(19)
Operating income	267	226	769	626	1,122	979

Income from equity method investments	2	2	4	5	6	7
Interest income	3	3	7	10	10	13
Interest expense	(25)	(27)	(77)	(81)	(104)	(107)
Other non-operating items, net	(7)	(7)	(10)	(7)	(20)	(16)
Income before income taxes	240	197	693	554	1,015	875

Income taxes	(65)	(58)	(183)	(149)	(261)	(227)
Net income	175	139	510	404	754	648

Less: Net income attributable to non-controlling interest	0	0	1	1	1	1
Net income attributable to controlling interest	$175	$138	$509	$403	$752	$646

Earnings per share - diluted	$2.28	$1.74	$6.59	$4.98	$9.70	$8.04
1) Including Corporate sales.

Financial Report July - September 2025

Consolidated Balance Sheets

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions, unaudited)	2025	2025	2025	2024	2024
Assets
Cash & cash equivalents	$225	$237	$322	$330	$415
Receivables, net	2,357	2,341	2,205	1,993	2,192
Inventories, net	1,036	957	913	921	997
Prepaid expenses	226	249	184	167	172
Other current assets	102	146	75	72	90
Total current assets	3,946	3,929	3,699	3,483	3,865

Property, plant & equipment, net	2,402	2,399	2,286	2,239	2,317
Operating leases right-of-use assets	167	171	168	158	173
Goodwill and intangible assets, net	1,387	1,389	1,380	1,375	1,386
Investments and other non-current assets	561	588	581	548	565
Total assets	8,463	8,476	8,114	7,804	8,306

Liabilities and equity
Short-term debt	654	679	540	387	624
Accounts payable	1,889	1,945	1,839	1,799	1,881
Accrued expenses	1,172	1,138	1,053	1,056	1,189
Operating lease liabilities - current	44	44	42	41	44
Other current liabilities	383	430	327	351	297
Total current liabilities	4,141	4,235	3,800	3,633	4,034

Long-term debt	1,374	1,372	1,565	1,522	1,586
Pension liability	167	167	163	153	147
Operating lease liabilities - non-current	118	121	120	118	130
Other non-current liabilities	105	102	103	92	110
Total non-current liabilities	1,763	1,762	1,952	1,885	1,974

Total parent shareholders’ equity	2,549	2,469	2,351	2,276	2,288
Non-controlling interest	10	11	10	10	10
Total equity	2,559	2,480	2,361	2,285	2,298

Total liabilities and equity	$8,463	$8,476	$8,114	$7,804	$8,306

Financial Report July - September 2025

Consolidated Statements of Cash Flow

	Third quarter		First nine months		Latest 12	Full Year
(Dollars in millions, unaudited)	2025	2024	2025	2024	months	2024
Net income	$175	$139	$510	$404	$754	$648
Depreciation and amortization	103	97	299	289	397	387
Gain on divestiture of property	-	-	(6)	-	(10)	(4)
Other non-cash adjustments, net	32	10	26	1	1	(24)
Net change in operating working capital:
Receivables	(4)	(36)	(170)	(3)	(121)	47
Other current assets	12	7	(122)	9	(64)	67
Inventories	(78)	(30)	(52)	1	(26)	28
Accounts payable	(57)	(20)	10	(76)	3	(83)
Accrued expenses	82	12	107	53	42	(12)
Income taxes	(9)	(1)	11	(39)	56	6
Net cash provided by operating activities	258	177	613	639	1,033	1,059

Expenditures for property, plant and equipment	(106)	(146)	(323)	(440)	(462)	(579)
Proceeds from sale of property, plant and equipment	1	1	10	9	18	17
Net cash used in investing activities	(106)	(145)	(313)	(431)	(445)	(563)

Net (decrease) increase in short term debt	(26)	152	247	85	36	(126)
Decrease in long-term debt	-	-	(311)	(306)	(311)	(306)
Increase in long-term debt	46	46	122	581	68	526
Dividends paid	(65)	(54)	(173)	(164)	(227)	(219)
Share repurchases	(100)	(130)	(201)	(450)	(303)	(552)
Common stock options exercised	-	-	0	0	1	1
Dividend paid to non-controlling interests	(1)	(4)	(1)	(5)	(1)	(5)
Net cash (used in) provided by financing activities	(146)	11	(316)	(259)	(738)	(680)

Effect of exchange rate changes on cash	(18)	(36)	(89)	(33)	(40)	16
(Decrease) increase in cash and cash equivalents	(12)	6	(105)	(84)	(190)	(168)
Cash and cash equivalents at period-start	237	408	330	498	415	498
Cash and cash equivalents at period-end	$225	$415	$225	$415	$225	$330

Financial Report July - September 2025

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Reconciliation of GAAP measure "Working Capital" to Non-GAAP Measure "Trade Working Capital"

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. Trade working capital is an indicator of operational efficiency, which impacts the Company’s ability to return value to shareholders either through dividends or share repurchases. We believe this is useful for readers to understand the efficiency of the Company’ operational capital management. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2025	2025	2025	2024	2024
Total current assets	$3,946	$3,929	$3,699	$3,483	$3,865
Total current liabilities	(4,141)	(4,235)	(3,800)	(3,633)	(4,034)
Working capital (U.S. GAAP)	(195)	(305)	(101)	(150)	(169)
Less: Cash and cash equivalents	(225)	(237)	(322)	(330)	(415)
Prepaid expenses	(226)	(249)	(184)	(167)	(172)
Other current assets	(102)	(146)	(75)	(72)	(90)
Less: Short-term debt	654	679	540	387	624
Accrued expenses	1,172	1,138	1,053	1,056	1,189
Operating lease liabilities - current	44	44	42	41	44
Other current liabilities	383	430	327	351	297
Trade working capital (non-U.S. GAAP)	$1,504	$1,354	$1,279	$1,115	$1,307

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2025	2025	2025	2024	2024
Receivables, net	$2,357	$2,341	$2,205	$1,993	$2,192
Inventories, net	1,036	957	913	921	997
Accounts payable	(1,889)	(1,945)	(1,839)	(1,799)	(1,881)
Trade working capital (non-U.S. GAAP)	$1,504	$1,354	$1,279	$1,115	$1,307
Annualized quarterly sales1)	$10,822	$10,857	$10,312	$10,463	$10,218
Trade working capital in relation to annualized quarterly sales	13.9%	12.5%	12.4%	10.7%	12.8%
1) Calculated as the quarterly amount multiplied by four.

Financial Report July - September 2025

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2023	2022	2021	2020
Total current assets	$3,974	$3,714	$3,675	$4,269
Total current liabilities	(4,035)	(3,642)	(2,821)	(3,147)
Working capital (U.S. GAAP)	(61)	72	853	1,122
Less: Cash and cash equivalents	(498)	(594)	(969)	(1,178)
Prepaid expenses	(173)	(160)	(164)	(164)
Other current assets	(93)	(84)	(65)	(307)
Less: Short-term debt	538	711	346	302
Accrued expenses	1,135	915	996	1,270
Operating lease liabilities - current	39	39	38	37
Other current liabilities	345	283	297	284
Trade working capital (non-U.S. GAAP)	$1,232	$1,183	$1,332	$1,366

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2023	2022	2021	2020
Receivables, net	$2,198	$1,907	$1,699	$1,822
Inventories, net	1,012	969	777	798
Accounts payable	(1,978)	(1,693)	(1,144)	(1,254)
Trade working capital (non-U.S. GAAP)	$1,232	$1,183	$1,332	$1,366
Annualized quarterly sales1)	$11,006	$9,340	$8,476	$10,067
Trade working capital in relation to annualized quarterly sales	11.2%	12.7%	15.7%	13.6%
1) Calculated as the quarterly amount multiplied by four.

Financial Report July - September 2025

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2025	2025	2025	2024	2024
Short-term debt	$654	$679	$540	$387	$624
Long-term debt	1,374	1,372	1,565	1,522	1,586
Total debt	2,027	2,051	2,105	1,909	2,210
Cash & cash equivalents	(225)	(237)	(322)	(330)	(415)
Debt issuance cost/Debt-related derivatives, net	(30)	(62)	4	(24)	(9)
Net debt	$1,772	$1,752	$1,787	$1,554	$1,787

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2023	2022	2021	2020
Short-term debt		$538	$711	$346	$302
Long-term debt		1,324	1,054	1,662	2,110
Total debt		1,862	1,766	2,008	2,411
Cash & cash equivalents		(498)	(594)	(969)	(1,178)
Debt issuance cost/Debt-related derivatives, net		3	12	13	(19)
Net debt		$1,367	$1,184	$1,052	$1,214

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio equal to or below 1.5x.

	Sep 30	Jun 30	Sep 30
(Dollars in millions)	2025	2025	2024
Net debt1)	$1,772	$1,752	$1,787
Pension liabilities	167	167	147
Net debt per the Policy	$1,939	$1,919	$1,934

Net income2)	$754	$717	$632
Income taxes2)	261	255	141
Interest expense, net2, 3)	94	96	93
Other non-operating items, net2)	20	19	4
Income from equity method investments2)	(6)	(6)	(6)
Depreciation and amortization of intangibles2)	397	390	385
Capacity alignments2)	(1)	6	121
Antitrust related items2)	5	6	7
Other items2)	-	-	0
EBITDA per the Policy (Adjusted EBITDA)	$1,524	$1,483	$1,376

Leverage ratio	1.3	1.3	1.4

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, including cost for extinguishment of debt, if any, less interest income.

Financial Report July - September 2025

Reconciliation of GAAP measure "Operating cash flow" to "Free operating cash flow" and "Cash conversion"

Management uses the non-U.S. GAAP measure “free operating cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free operating cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free operating cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Third quarter		First nine months		Latest 12	Full Year
(Dollars in millions)	2025	2024	2025	2024	months	2024
Net income	$175	$139	$510	$404	$754	$648
Depreciation and amortization	103	97	299	289	397	387
Gain on divestiture of property	-	-	(6)	-	(10)	(4)
Other, net	32	10	26	1	1	(24)
Changes in operating working capital, net	(53)	(68)	(217)	(54)	(109)	53
Operating cash flow	258	177	$613	$639	1,033	1,059
Expenditures for property, plant and equipment	(106)	(146)	(323)	(440)	(462)	(579)
Proceeds from sale of property, plant and equipment	1	1	10	9	18	17
Capital expenditure, net1)	(106)	(145)	(313)	(431)	(445)	(563)
Free operating cash flow2)	$153	$32	$300	$208	$588	$497
Cash conversion3)	87%	23%	59%	52%	78%	77%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. 3) Free operating cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2023	2022	2021	2020
Net income	$489	$425	$437	$188
Depreciation and amortization	378	363	394	371
Gain on divestiture of property	-	(80)	-	-
Other, net	(119)	(54)	(15)	13
Changes in operating working capital, net	235	58	(63)	277
Operating cash flow	982	713	754	849
Expenditures for property, plant and equipment	(572)	(585)	(458)	(344)
Proceeds from sale of property, plant and equipment	4	101	4	4
Capital expenditure, net1)	(569)	(485)	(454)	(340)
Free operating cash flow2)	$414	$228	$300	$509
Cash conversion3)	85%	54%	69%	270%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. 3) Free operating cash flow relative to net income.

Financial Report July - September 2025

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following tables reconcile Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. See definitions of "annualized operating income" and "average capital employed" in footnote to the tables below. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. See definitions of "annualized income" and "average total equity" in footnote to the tables below. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

Reconciliation of GAAP measure "Operating income" to Non-GAAP measure "Adjusted Operating income"

	Third quarter		First nine months		Latest 12
(Dollars in millions)	2025	2024	2025	2024	months
Operating income (GAAP)	$267	$226	$769	$626	$1,122
Non-GAAP adjustments:
Less: Capacity alignments	2	9	6	25	(1)
Less: Antitrust related items	2	2	3	6	5
Total non-GAAP adjustments to operating income	4	11	8	31	4
Adjusted Operating income (Non-GAAP)	$271	$237	$777	$657	$1,127

(Dollars in millions)	2024	2023	2022	2021	2020
Operating income (GAAP)	$979	$690	$659	$675	$382
Non-GAAP adjustments:
Less: Capacity alignments1)	19	218	(61)	8	99
Less: The Andrews litigation settlement	-	8	-	-	-
Less: Antitrust related items	8	4	-	-	1
Total non-GAAP adjustments to operating income	27	230	(61)	8	99
Adjusted Operating income (Non-GAAP)	$1,007	$920	$598	$683	$482
1) For 2022, including a gain on divestiture of property of $80 million.

Financial Report July - September 2025

Reconciliation of GAAP measure "Operating margin" to Non-GAAP measure "Adjusted Operating margin"

	Third quarter		First nine months		Latest 12
	2025	2024	2025	2024	months
Operating margin (GAAP)	9.9%	8.9%	9.6%	8.1%	10.6%
Non-GAAP adjustments:
Less: Capacity alignments	0.1%	0.4%	0.1%	0.3%	(0.0)%
Less: Antitrust related items	0.1%	0.1%	0.0%	0.1%	0.1%
Total non-GAAP adjustments to operating margin	0.1%	0.4%	0.1%	0.4%	0.0%
Adjusted Operating margin (Non-GAAP)	10.0%	9.3%	9.7%	8.5%	10.6%

	2024	2023	2022	2021	2020
Operating margin (GAAP)	9.4%	6.6%	7.5%	8.2%	5.1%
Non-GAAP adjustments:
Less: Capacity alignments	0.2%	2.1%	(0.7)%	0.1%	1.4%
Less: The Andrews litigation settlement	-	0.1%	-	-	-
Less: Antitrust related items	0.1%	0.0%	-	-	0.0%
Total non-GAAP adjustments to operating margin	0.3%	2.2%	(0.7)%	0.1%	1.4%
Adjusted Operating margin (Non-GAAP)	9.7%	8.8%	6.8%	8.3%	6.5%

Reconciliation of GAAP measure "Income before income taxes" to Non-GAAP measure "Adjusted Income before income taxes"

	Third quarter		First nine months
(Dollars in millions)	2025	2024	2025	2024
Income before income taxes (GAAP)	$240	$197	$693	$554
Non-GAAP adjustments:
Less: Capacity alignments	2	9	6	25
Less: Antitrust related items	2	2	3	6
Total non-GAAP adjustments to Income before income taxes	4	11	8	31
Adjusted Income before income taxes (Non-GAAP)	$244	$208	$702	$585

Reconciliation of GAAP measure "Net income" to Non-GAAP measure "Adjusted Net income"

	Third quarter		First nine months
(Dollars in millions)	2025	2024	2025	2024
Net income (GAAP)	$175	$139	$510	$404
Non-GAAP adjustments:
Less: Capacity alignments	2	9	6	25
Less: Antitrust related items	2	2	3	6
Less: Tax on non-GAAP adjustments	(1)	(3)	(2)	(5)
Total non-GAAP adjustments to Net income	3	8	7	26
Adjusted Net income (Non-GAAP)	$178	$147	$517	$430

Financial Report July - September 2025

Reconciliation of GAAP measure "Net income attributable to controlling interest" to Non-GAAP measure "Adjusted Net income attributable to controlling interest"

	Third quarter		First nine months
(Dollars in millions)	2025	2024	2025	2024
Net income attributable to controlling interest (GAAP)	$175	$138	$509	$403
Non-GAAP adjustments:
Less: Capacity alignments	2	9	6	25
Less: Antitrust related items	2	2	3	6
Less: Tax on non-GAAP adjustments	(1)	(3)	(2)	(5)
Total non-GAAP adjustments to Net income attributable to controlling interest	3	8	7	26
Adjusted Net income attributable to controlling interest (Non-GAAP)	$178	$146	$516	$429

Reconciliation of GAAP measure "Earnings per share - diluted" to Non-GAAP measure "Adjusted Earnings per share - diluted"

	Third quarter		First nine months
	2025	2024	2025	2024
Earnings per share - diluted (GAAP)	$2.28	$1.74	$6.59	$4.98
Non-GAAP adjustments:
Less: Capacity alignments	0.03	0.12	0.07	0.31
Less: Antitrust related items	0.02	0.02	0.04	0.07
Less: Tax on non-GAAP adjustments	(0.01)	(0.04)	(0.02)	(0.06)
Total non-GAAP adjustments to Earnings per share - diluted	0.04	0.10	0.09	0.32
Adjusted Earnings per share - diluted (Non-GAAP)	$2.32	$1.84	$6.67	$5.30

Weighted average number of shares outstanding - diluted	76.7	79.3	77.3	80.9

Reconciliation of GAAP measure "Return on Capital Employed" to Non-GAAP measure "Adjusted Return on Capital Employed"

	Third quarter		First nine months
	2025	2024	2025	2024
Return on capital employed1) (GAAP)	25.1%	22.9%	24.9%	21.2%
Non-GAAP adjustments:
Less: Capacity alignments	0.2%	0.8%	0.2%	0.8%
Less: Antitrust related items	0.1%	0.2%	0.1%	0.2%
Total non-GAAP adjustments to Return on capital employed1)	0.3%	1.0%	0.3%	1.0%
Adjusted Return on capital employed1) (Non-GAAP)	25.5%	23.9%	25.2%	22.1%

Annualized adjustment2) on Return on capital employed1)	$15	$44	$11	$42

1) Annualized operating income and income from equity method investments, relative to average capital employed. The average capital employed amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to the operating income and income from equity method investments amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the operating income and income from equity method investments amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report July - September 2025

Reconciliation of GAAP measure "Return on Total Equity" to Non-GAAP measure "Adjusted Return on Total Equity"

	Third quarter		First nine months
	2025	2024	2025	2024
Return on total equity1) (GAAP)	27.9%	24.1%	28.1%	22.4%
Non-GAAP adjustments:
Less: Capacity alignments	0.3%	1.4%	0.3%	1.3%
Less: Antitrust related items	0.2%	0.3%	0.1%	0.3%
Less: Tax on non-GAAP adjustments	(0.1)%	(0.5)%	(0.1)%	(0.3)%
Total non-GAAP adjustments to Return on total equity1)	0.4%	1.1%	0.3%	1.3%
Adjusted Return on total equity1) (Non-GAAP)	28.3%	25.3%	28.4%	23.7%

Annualized adjustment2) on Return on total equity1)	$12	$32	$9	$35

1) Annualized net income relative to average total equity. The average total equity amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to net income amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the net income amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report July - September 2025

(Dollars in millions, except per share data, unaudited)	2024	2023	2022	2021	2020
Sales and Income
Net sales	$10,390	$10,475	$8,842	$8,230	$7,447
Airbags, Steering Wheels and Other1)	7,023	7,055	5,807	5,380	4,824
Seatbelt Products and Other1)	3,367	3,420	3,035	2,850	2,623
Operating income	979	690	659	675	382
Net income attributable to controlling interest	646	488	423	435	187
Earnings per share – basic2)	8.06	5.74	4.86	4.97	2.14
Earnings per share – diluted2)	8.04	5.72	4.85	4.96	2.14
Gross margin3)	18.5%	17.4%	15.8%	18.4%	16.7%
S,G&A in relation to sales	(5.1)%	(4.8)%	(4.9)%	(5.3)%	(5.2)%
R,D&E net in relation to sales	(3.8)%	(4.1)%	(4.4)%	(4.7)%	(5.0)%
Operating margin4)	9.4%	6.6%	7.5%	8.2%	5.1%
Adjusted operating margin5,6)	9.7%	8.8%	6.8%	8.3%	6.5%
Balance Sheet
Trade working capital6,7)	1,115	1,232	1,183	1,332	1,366
Trade working capital in relation to sales8)	10.7%	11.2%	12.7%	15.7%	13.6%
Receivables outstanding in relation to sales9)	19.0%	20.0%	20.4%	20.0%	18.1%
Inventory outstanding in relation to sales10)	8.8%	9.2%	10.4%	9.2%	7.9%
Payables outstanding in relation to sales11)	17.2%	18.0%	18.1%	13.5%	12.5%
Total equity	2,285	2,570	2,626	2,648	2,423
Total parent shareholders’ equity per share	29.26	30.93	30.30	30.10	27.56
Current assets excluding cash	3,153	3,475	3,119	2,705	3,091
Property, plant and equipment, net	2,239	2,192	1,960	1,855	1,869
Goodwill and Intangible assets	1,375	1,385	1,382	1,395	1,412
Capital employed	3,840	3,937	3,810	3,700	3,637
Net debt6)	1,554	1,367	1,184	1,052	1,214
Total assets	7,804	8,332	7,717	7,537	8,157
Long-term debt	1,522	1,324	1,054	1,662	2,110
Return on capital employed12)	25.0%	17.7%	17.5%	18.3%	10.0%
Return on total equity13)	27.2%	19.0%	16.3%	17.1%	9.0%
Total equity ratio	29%	31%	34%	35%	30%
Cash flow and other data
Operating cash flow	1,059	982	713	754	849
Depreciation and amortization	387	378	363	394	371
Capital expenditures, net	563	569	485	454	340
Capital expenditures, net in relation to sales	5.4%	5.4%	5.5%	5.5%	4.6%
Free operating cash flow6,14)	497	414	228	300	509
Cash conversion6,15)	77%	85%	54%	69%	270%
Direct shareholder return16)	771	577	339	165	54
Cash dividends paid per share	2.74	2.66	2.58	1.88	0.62
Number of shares outstanding (millions)17)	77.7	82.6	86.2	87.5	87.4
Number of employees, December 31	59,500	62,900	61,700	55,900	61,000

1) Including Corporate sales 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-US GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10) Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to average total equity. 14) Operating cash flow less Capital expenditures, net. 15) Free operating cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.